UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2016

_________________

22nd Century Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-36338	98-0468420
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9530 Main Street Clarence, New York (Address of Principal Executive Office)		14031 (Zip Code)
Registrant’s telephone number, including area code: (716) 270-1523

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On July 25, 2016, 22nd Century Group, Inc. (the “Company”) issued a press release announcing that the Company entered into an agreement to receive $5.0 million in gross proceeds in a registered direct offering through the sale of common stock priced at $0.81 per share. The transaction includes 6,172,840 shares of the Company’s common stock (the “Purchased Stock”) and 66-month warrants to purchase 1,543,210 shares of Company common stock at an exercise price of $1.00 per share (immediately exercisable) (“Purchase Warrants”). In addition, the agreement provides for the Company to cancel an aggregate of 5.5 million existing warrants held by such institutional investor with exercise prices of $1.21 and $1.25 per share, respectively, and to issue new warrants to such investor to purchase 5.5 million shares at an exercise price of $1.00 per share (not exercisable for six months from issuance) (“Replacement Warrants”).

In the event the NYSE MKT regulations require the Purchase Warrants or the Replacement Warrants to be issued with an exercise price in excess of $1.00 per share, then (i) if the exercise price of the Purchase Warrants is adjusted above $1.00 per share, then the number of Purchase Warrants issued in the offering will be increased from an aggregate of 1,543,210 (25% of the Purchased Stock) to 2,237,655 (36.25% of the Purchased Stock) and (ii) if the exercise price of any Replacement Warrants are adjusted above $1.00 per share, then the investor will receive an additional 45% more Replacement Warrants for each Replacement Warrant that has an exercise price adjusted above $1.00 per share.

The offering is expected to close on or about July 27, 2016, subject to customary closing conditions, including approval of a NYSE MKT listing application. The net proceeds of the financing will be used for general corporate purposes, including working capital.

A copy of the press release is furnished as Exhibit 99.1 herewith and is incorporated herein by reference.

Item 9.01(d):	Financial Statements and Exhibits.

Exhibit 99.1 Press Release dated July 25, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

22nd Century Group Inc.

By:	/s/ Thomas L. James
Thomas L. James Vice President, General Counsel & Secretary

Date:  July 25, 2016